      As filed with the Securities and Exchange Commission on May 20, 1999
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                  -------------

                             AMERIGAS PARTNERS, L.P.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                                            23-2787918
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                                  -------------

                              460 NORTH GULPH ROAD
                            KING OF PRUSSIA, PA 19406
          (Address, including zip code, of principal executive offices)
                                 --------------

              AMERIGAS PROPANE, INC. 1997 LONG-TERM INCENTIVE PLAN
                      ON BEHALF OF AMERIGAS PARTNERS, L.P.
                            (Full title of the Plan)

                                  -------------

                               BRENDAN P. BOVAIRD
                       VICE PRESIDENT AND GENERAL COUNSEL
                             AMERIGAS PROPANE, INC.
                              460 NORTH GULPH ROAD
                            KING OF PRUSSIA, PA 19406
                                 (610) 337-1000
(Name, address, and telephone number, including area code, of agent for service)
                                  -------------

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                     Proposed        Proposed
                                                     maximum          maximum
Title of securities to         Amount to be          offering        aggregate         Amount of
    be registered              registered (1)     price per unit   offering price  registration fee (2)
-------------------------------------------------------------------------------------------------------
Common Unit, representing    81,226 Common Units  $20.15625        $1,637,212      $456.00
a limited partner interest
=======================================================================================================

(1) Pursuant to Rule 416(a), the number of Common Units being registered shall be adjusted to include any additional Common Units which may become issuable in accordance with anti-dilution provisions of the AmeriGas Propane, Inc. 1997 Long-Term Incentive Plan.

(2) Calculated pursuant to Rule 457(c) and (h), based upon the average of the reported high and low sales prices for the Common Units as reported on the New York Stock Exchange for May 18, 1999.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information.*


Item 2. Registrant Information and Employee Plan Annual Information.*

----------
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Introductory Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

      The following documents filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference into this Registration Statement:

            (a) The Registrant's Annual Report on Form 10-K, filed pursuant to
Section 13(a) of the Exchange Act for the fiscal year ended September 30, 1998;

            (b) the Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1998 and March 31, 1999;

            (c) the description of the Common Units contained in the Registrant's registration statement on Form 8-A filed with the Commission on March 28, 1995 under Section 12 of the Exchange Act, together with all amendments and reports filed with the Commission for the purposes of updating the description; and

            (d) all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.


Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      The validity of the Common Units covered by this Registration Statement will be passed upon for the Partnership by Brendan P. Bovaird, Vice President and General Counsel of the General Partner. As of May 20, 1999 Mr. Bovaird held 500 Common Units.

Item 6. Indemnification of Directors and Officers.

      The Amended and Restated Agreement of Limited Partnership of the Registrant provides that the Partnership will indemnify the General Partner, any Departing Partner, any person who is or was an affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner, or any Person who is or was serving at the request of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner as an officer, director, employee, partner, agent or trustee of another Person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as any of the foregoing; provided that in each case the indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

      Subject to any terms, conditions or restrictions set forth in the Amended and Restated Partnership Agreement, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

      The General Partner maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the General Partner for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Partnership.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

4 Amended and Restated Agreement of Limited Partnership dated as of September 18, 1995 (incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1995).

5     Opinion of Brendan P. Bovaird, Vice President and General Counsel

23.1  Consent of Arthur Andersen LLP

23.2 Consent of Brendan P. Bovaird, Vice President and General Counsel, included as part of Exhibit 5

24    Powers of Attorney (included on signature page hereof)

Item 9. Undertakings.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on the 20th day of May, 1999.

                                    AMERIGAS PARTNERS, L.P.


                                    By: AmeriGas Propane, Inc.
                                        its General Partner

                                    By: /s/ Martha B. Lindsay
                                        ---------------------------------
                                        Martha B. Lindsay
                                        Vice President - Finance and
                                        Chief Financial Officer


      Each person whose signature appears below hereby appoints Brendan P. Bovaird, Lon R. Greenberg and Martha B. Lindsay, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     Signature             Capacities in Which Signed                  Date
     ---------             --------------------------                  ----

                            Chairman, President and
/s/ Lon R. Greenberg        Chief Executive Officer
--------------------       (Principal Executive                     May 20, 1999
Lon R. Greenberg            Officer) and Director


                            Vice President - Finance
/s/ Martha B. Lindsay       and Chief Financial
---------------------       Officer (Principal                      May 20, 1999
Martha B. Lindsay           Financial Officer)


                            Controller and Chief
/s/ Richard R. Eynon        Accounting Officer
---------------------       (Principal Accounting                   May 20, 1999
Richard R. Eynon            Officer)



---------------------       Director
Thomas F. Donovan                                                   May   , 1999

      Each person whose signature appears below hereby appoints Brendan P. Bovaird, Lon R. Greenberg and Martha B. Lindsay, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ Richard C. Gozon
----------------------      Director
Richard C. Gozon                                                    May 20, 1999


/s/ James W. Stratton
----------------------
James W. Stratton           Director                                May 20, 1999


/s/ Stephen A. Van Dyck
-----------------------
Stephen A. Van Dyck         Director                                May 20, 1999


/s/ Roger B. Vincent
-----------------------     Director
Roger B. Vincent                                                    May 20, 1999


/s/ David I. J. Wang
----------------------      Director
David I. J. Wang                                                    May 20, 1999

                                  EXHIBIT INDEX


Exhibit           Description
-------           -----------

4 Amended and Restated Agreement of Limited Partnership dated as of September 18, 1995 (incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for fiscal year ended September 30, 1995).

5     Opinion of Brendan P. Bovaird, Vice President and General Counsel

23.1  Consent of Arthur Andersen LLP

23.2 Consent of Brendan P. Bovaird, Vice President and General Counsel, included as part of Exhibit 5

24    Powers of Attorney (included on signature page hereof)